Exhibit 5.1

May 9, 2017

Board of Directors

Home BancShares, Inc.

719 Harkrider, Suite 100

Conway, Arkansas 72032

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Home BancShares, Inc., an Arkansas corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of up to 33,228,612 shares of Company common stock, par value $0.01 per share (the “Shares”), to be issued pursuant to that certain Agreement and Plan of Merger dated as of March 27, 2017, among the Company, Centennial Bank, and Stonegate Bank (the “Agreement”).

In so acting we have examined originals, or copies certified or otherwise identified to our satisfaction, of (i) the Agreement; (ii) the Registration Statement on Form S-4 (Registration No. 333-                    ) filed by the Company with the Securities and Exchange Commission (the “Registration Statement”); (iii) the Restated Articles of Incorporation of the Company, as amended; (iv) the Restated Bylaws of the Company; (v) resolutions adopted by the Company’s Board of Directors with respect to the Shares; and (vi) such other documents, records, certificates and other instruments as in our judgment are necessary or appropriate for purposes of this opinion letter.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies. As to various questions of fact material to our opinion, where relevant facts were not independently established, we have relied upon statements of officers of the Company or representations and warranties of the Company contained in the Agreement. We have assumed, without independent investigation or review, the accuracy and completeness of the facts and representations and warranties contained in the documents listed above or otherwise made known to us. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the laws of the State of Arkansas and the federal laws of the United States. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.

Our opinion assumes that the Shares are issued in accordance with the terms of the Agreement after the Registration Statement has become effective under the Act.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares, or any portion thereof, when issued pursuant to the Agreement, will be validly issued under the laws of the State of Arkansas and will be fully paid and nonassessable.

This opinion letter speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Certain Legal Matters” as having passed upon the validity of the Shares. In giving such consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ MITCHELL, WILLIAMS, SELIG.
GATES & WOODYARD, P.L.L.C.